QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.6

Consent of the Independent Registered Public Accounting Firm

        We consent to the use of our reports dated March 18, 2009 with respect to the consolidated balance sheets of Credit Suisse and its subsidiaries (the "Bank") as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholder's equity, comprehensive income and cash flows, and notes thereto, for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our reports contain an explanatory paragraph that states that in 2007 the Bank changed its method of accounting for certain financial instruments accounted for at fair value and in 2006 the Bank changed its method of accounting for defined benefit pension plans.

/s/ DAVID L. JAHNKE David L. Jahnke Licensed Audit Expert Auditor in charge	/s/ ROBERT S. OVERSTREET Robert S. Overstreet Licensed Audit Expert

Zurich, Switzerland
March 24, 2009

QuickLinks

  Exhibit 23.6
Consent of the Independent Registered Public Accounting Firm